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                                                                    Exhibit 6.30
PARTIES:

This Third Amendment of Lease is entered into this 1st day of February, 1998, by and between ROEBBELEN LAND COMPANY, A California limited partnership (hereinafter referred to as "Landlord") AND FOOD EXTRUSION, INC. (hereinafter referred to as "Tenant").

RECITALS:

Landlord and Tenant entered into a written Commercial Lease and Deposit Receipt, (hereinafter referred to as the "Lease"), dated December 23, 1991, which was amended by a First Amendment of Lease dated January 19, 1994, and a Second Amendment of Lease dated July 11, 1996, for the lease of certain premises located at 1241 Hawks Flight Court, Suite 103, El Dorado Hills, California 95762 (hereinafter referred to as the "Premises").

Effective October 1, 1997, Landlord and Tenant verbally agreed to convert the payment of rent from annual payments to monthly payments equal to one-twelfth of the annual payments as hereinafter provided.

TERMS:

NOW, THEREFORE, the parties agree as follows:

Retroactive to October 1, 1997, and continuing through the remaining term of the Lease, rent will be paid in monthly installments equal to one-twelfth of each annual payment. The total amount of the rent will be unchanged such that the total monthly payments will equal the total annual payments. Rent will be due on the first day of each month and will be delinquent on the fifteenth day of each month. The monthly rent payments will be as follows:

         October 1, 1997 through September 30, 1998         $5,882.00
         October 1, 1998 through September 30, 2000         $6,029.05
         October 1, 2000 through September 30, 2002         $6,179.78
         October 1, 2002 through September 30, 2004         $6,334.27
         October 1, 2004 through September 30, 2006         $6,492.63

All other terms and conditions of the Lease shall remain the same.

IN WITNESS WHEREOF, this Amendment of Lease has been duly executed by the parties as of the date first above written.

Landlord:                                           Tenant:

ROEBBELEN LAND COMPANY,                             FOOD EXTRUSION, INC.
A California limited partnership                    A Nevada corporation


By:  /s/David Thuleen                               By:  /s/Karen Berriman,CFO
       David Thuleen
       General Partner